SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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          14a-6(e)(2))
     [ ]  Definitive Proxy Statement
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     [X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                      ADAIR INTERNATIONAL OIL AND GAS, INC.
                (Name of Registrant as Specified in its Charter)


                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant )

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
    ADAIR INTERNATIONAL OIL AND GAS, INC. (AIGI.OB)  ANNOUNCES PROXY FIGHT FOR
                         UPCOMING SHAREHOLDERS MEETING.

John W. Adair, Chairman and CEO of Adair International Oil and Gas, Inc. announced today a proxy fight for the control of the Board of Directors for the Company. The opposition is lead by a small group of former employees who were unsuccessful in the proxy fight for the last fiscal year of the shareholders meeting where Adair as Chairman, received approximately 97% of the votes. The group under the name of SCORE has been waging an Internet fight for control of the company for the upcoming meeting. The opposition is headed by Mr. Richard
G. Boyce whom ADAIR has filed suit against, among others including Occidental. The center of the controversy is the Exploration Block 20 in the Republic of Yemen where ADAIR has a 30% working interest with Occidental controlling 50%. "These parties have damaged the company and the shareholders value with their actions and I do not believe the shareholders will be mislead by their allegations," stated John W. Adair, Chairman.


"Mr. Richard G. Boyce was President and Director of two of Adair's wholly owned subsidiaries, Adair Exploration, Inc. and Adair Yemen Exploration Limited. Boyce was a disgruntled employee and wanted to take over management of AIGI and waged an unsuccessful proxy fight to take control of AIGI's Board. Boyce's association with Adair ended in June 2001 when he lost his bid to take over control of Adair. Prior to the end of his association, Boyce took and is in possession of property belonging to Adair and its wholly owned subsidiaries" stated, John W. Adair. Adair also pointed our the following information.

Mr. Larry Swift was an employee of Adair, hired to serve as Controller. His association with Adair ended in October 2001 as a result of his incompetence. Prior to the end of his association with Adair, Swift took and is in possession of property belonging to Adair. Swift also disclosed certain sensitive financial and other private information of Adair to Boyce and others in violation of his ethical responsibilities as a Certified Public Accountant.

"In November or December 2001, Boyce and Swift published affidavits on a website with address http://TheNewAIGI.com. The affidavits contain false statements and
              ---------------------
misleading information. The publication of these false statements have damaged Adair's business reputation" stated Adair.

Sometime in July through September of 2001, Mr. Boyce met with El Paso, an energy company that was in the middle of negotiations with Adair for certain financing of Adair's power projects. Boyce made damaging oral statements to El Paso that caused El Paso to not enter into a financing arrangement with Adair, according to the filed lawsuit.


Richard G. Boyce defamed Adair by making blatantly false statements to the general public, Adair's Shareholders, and Adair's customers, banks and other business contact. Also, Richard G. Boyce and Larry Swift were not privileged to publish their false oral and written statements and their defamatory actions have proximately caused damages to Adair.

Boyce and Swift have tortiously interfered with Adair's prospective business relationship with El Paso, an energy company. These tortuous interferences were not justified or privileged. Adair has suffered damages proximately caused by Boyce and Swift's tortuous interference.

Boyce and Swift took property belonging to Adair including (a) computer disks containing the property and (b) geological maps and surveys. The value of the property taken is excess of this court's minimum jurisdictional limits.

Boyce and Swift conversion of Adair's property to their own use has proximately caused Adair to suffer damages.

Larry Swift owed fiduciary duties to Adair as an employee of and Certified Public Accountant for Adair. Swift breached his fiduciary duties by, among other things, conspiring with Boyce and others by breaching his confidentiality obligations as a certified public accountant .Richard G. Boyce knowingly and intentionally aided and abetted these breached of fiduciary duty. Through their actions, Adair suffered damages proximately caused by the Defendants' breaches of fiduciary duties.

Boyce and Swift have joined together by a meeting of the minds among them to pursue by one or more unlawful and overt acts as common objectives or coarse of action to harm Adair in the ways described above for their own benefit. Boyce and Swift engaged in these overt actions in furtherance of their conspiracy as described above.This conspiracy has proximately caused damages to Adair

Boyce and Swift engaged in these tortuous acts intentionally and with malice toward Adair. Therefore, Adair seeks exemplary damages sufficient to discourage Boyce and Swift from committing such torts against others in the future.

In addition, Adair's parent, Adair International Oil and Gas, Inc. ("AIGI") obtained an extremely valuable oil and gas concession known as Block 20 in the Republic of Yemen, consisting of the right and obligation to explore and develop oil and gas in some 500,000 acres. The concession has the potential for discovery and production of hundreds of millions of barrels of oil.

AIGI brought Occidental into the deal based on the agreement that AIGI, through its subsidiaries Adair and Adair Yemen, would operate the concession during the exploratory phase and Occidental would operate if and when any commercial discoveries were made.

Adair Yemen's interest in the concession is extremely valuable, potentially worth hundreds of millions of dollars.

Boyce was President and a Director of both Adair and Adair Yemen. Boyce was an employee of Adair.

Mr. Gene Ackerman was an employee of Adair, hired to serve as General Manager of Adair Yemen and Dave Crandall was also an employee of Adair.

Occidental decided to wrest the duties of operator away from Adair and to try to take over Adair's interest in the concession contrary to the terms of the operative agreements. As part of that effort, Occidental's subsidiary orchestrated, in concert with Boyce and Ackerman, an effort to remove Adair Yemen as operator, and instituted an international arbitration proceeding against Adair Yemen before the International Chamber of Commerce, International Court of Arbitration, in Paris, France to try to get Adair Yemen's interest declared forfeited.

Boyce was a disgruntled employee and wanted to take over management of AIGI and waged an unsuccessful proxy fight to take control of AIGI's Board. Boyce sought to capture control of the work on the Block 20 concession for the financial benefit of himself.

In the first half of 2001, while exploration was proceeding on Block 20, Boyce, Ackerman and Crandall plotted and worked together and with Occidental to achieve their own selfish purposes to the detriment of Adair and Adair Yemen and to deprive Adair Yemen of its rights and opportunities in the Block 20 concession. Boyce and Ackerman worked with Occidental to orchestrate the removal of Adair Yemen as operator, plotted with Occidental to arrange for their own future roles in the work on the concession, and mislead officials and business representatives of the Republic of Yemen. Boyce and Ackerman also improperly refused to turn over information regarding subcontracts to authorized personnel of Adair. Instead,, Boyce, Ackerman and Crandall orchestrated turning over these subcontracts to Occidental to aid in its wrongful assertion of operator status.

Boyce, Ackerman, and Crandall used company resources on company time to work against the interest of Adair. They corresponded about their alternative plans of how to advance the interests of themselves and Occidental to the detriment of Adair and Adair Yemen.

Contrary to the interests of Adair and Adair Yemen and in direct violation of the position taken by Adair and Adair Yemen, Boyce and Ackerman turned over the office, office equipment, vehicles, files and all tangible and intangible assets and Yemen property of Adair Yemen to Occidental without authorization. They also encouraged Adair Yemen employees or contractors to abandon their obligations to Adair Yemen and to work instead for Occidental or its Yemeni subsidiary.

Ackerman purported to act on behalf of Adair and Adair Yemen thereafter without authorization and contrary to the interests of Adair and Adair Yemen and for the benefit of Occidental, Boyce, and Crandall even after his employment terminated.

After having set up and executed the plan for Occidental to attempt to wrest away operator status and the interest in the concession from Adair Yemen, Boyce resigned as Director of the Companies on June 15, 2001, and resigned as President and employee on June 18, 2001. (HE WAS SOUNDLY DEFEATED BY SHAREHOLDERS IN HIS PREVIOUS PROXY FIGHT)


Mr. Richard G. Boyce and Mr. Gene Ackerman owed fiduciary duties to Adair and Adair Yemen. Crandall owed a fiduciary duty to Adair. Boyce, Ackerman and Crandall breached these fiduciary duties by, among other things, conspiring with each other and Occidental to deprive Adair and Adair Yemen of the full rights and benefits in the Block 20 concession, manipulating the relationship with subcontractors performing work on Block 20 to have that work supervised or directed by Occidental rather than Adair and/or to have such work performed or supervised by themselves, misappropriating assets belonging to Adair Yemen for the benefit of Occidental, misrepresenting Adair Yemen's status and their own status to officials in the Republic of Yemen and the public, and breaching the Company's confidentiality by unauthorized disclosures.

Occidental knowingly and intentionally aided and abetted these breaches of fiduciary duty.

Adair and Adair Yemen suffered damages proximately caused by Occidental, Boyce, Ackerman and Crandall' breaches of fiduciary duties.

Occidental tortiously interfered with Adair's contracts with Boyce and/or Ackerman and Adair Yemen's subcontracts on the Block 20 concession.

Boyce, Ackerman, Crandall and Occidental have tortiously interfered with contractual and/or prospective business relations of Adair and Adair Yemen. These tortious interferences were not justified or privileged.

Adair and Adair Yemen have suffered damages proximately caused by Occidental, Boyce, Ackerman and Crandall' tortiuous interference.

Adair Yemen had opportunities to profit from the operation of the exploration at Block 20 and from its interest in the Block 20 concession. Adair had opportunities to profit from services to be provided to Adair Yemen on behalf of the participants in Block 20.

Occidental, Boyce, Ackerman and Crandall have usurped, or aided and abetted the usurpation of corporate opportunities of Adair and Adair Yemen in the exploration and development of the Block 20 concession.

Occidental, Boyce, Ackerman and Crandall have misappropriated and/or converted the assets of Adair Yemen in the Republic of Yemen. Alternatively, Boyce and Ackerman have wasted corporate assets of Adair Yemen. Adair Yemen has suffered damages proximately caused by Occidental ,Boyce, Ackerman and Crandall' misappropriation, conversion, or waste of its assets.

Occidental, Boyce, Ackerman and Crandall have joined together by a meeting of the minds among them to pursue by one or more unlawful and overt acts a common objective or coarse of action to harm Adair and Adair Yemen in the ways described above for their own benefit.

Occidental, Boyce, Ackerman and Crandall engaged in these overt actions in furtherance of their conspiracy as described above. This conspiracy has proximately caused damages to Adair and Adair Yemen.

THE BEFORE IS A SUMMARY OF INFORMATION RELATING TO THE LAWSUITS THAT ARE OF PUBLIC RECORD.

"This is one of the most flagrant examples of a small group bashing a start up company for their own benefit that I have ever witnessed and with the current climate of energy companies, this proxy fight has damaged shareholder value. ADAIR has substantial projects potentially worth millions of dollars that take time to develop, all of which the current management has brought to the table. "We will continue to develop the existing projects and others we have in the planning stages, which should bring substantial future value to our shareholders." stated, John W. Adair.

"The proxy fight with the many allegations against ADAIR via the Internet may be confusing to many shareholders but we have been advised to not go this direction due to the pending litigations. Please do not be mislead by this group. The shareholders meeting is the 15th of July 2002 as previously announced. Now is the time to stand tall and be counted."

"YOU THE SHAREHOLDERS ARE IMPORTANT TO US AND YOUR VOTE IS APPRECIATED," stated John W. Adair, Chairman

THE BOARD OF DIRECTORS OF ADAIR INTERNATIONAL OIL AND GAS, INC. CONSISTS OF MESSRS. JOHN W. ADAIR AND JALAL ALGHANI AND DR. JOHN EFTEKHAR. MR. ADAIR IS THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF ADAIR AND OWNS 10,400,101 SHARES (7.8%) OF ADAIR COMMON STOCK. MR. ALGHANI IS THE CHIEF FINANCIAL OFFICER OF ADAIR AND OWNS 10,384,000 SHARES (7.8%) OF ADAIR COMMON STOCK. THE BOARD OF DIRECTORS AND SENIOR EXECUTIVES OF ADAIR (INCLUDING MESSRS. ADAIR AND ALGHANI) WILL SEEK PROXIES FROM THE SHAREHOLDERS OF ADAIR TO RE-ELECT THE CURRENT MEMBERS

OF THE BOARD OF DIRECTORS IN OPPOSITION TO SCORE. SHAREHOLDERS OF ADAIR SHOULD READ THE ADAIR INTERNATIONAL OIL AND GAS, INC. PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE ELECTION OF DIRECTORS. THE ADAIR INTERNATIONAL OIL AND GAS, INC. PROXY STATEMENT AND OTHER RELEVANT INFORMATION IS AVAILABLE FREE AT THE SECURITIES AND EXCHANGE COMMISSION WEB SITE AT WWW.SEC.GOV.

This news release contains forward looking statements within the meaning of Securities Litigation Reform Act that involves risk and uncertainties, including exploration, development, operational, marketing, and implementation risks, other facts described from time to time in the company's public available SEC reports and other public information which could cause results to differ materiality.

Contact:     John  W.  Adair
Phone:       713  621  8241